Exhibit 11

July 21, 2022

Salient MF Trust

4265 San Felipe, 8th Floor

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Salient MF Trust, a Delaware statutory trust (the “Trust”), on behalf of its segregated portfolios of assets (“series”) listed under the heading “Acquiring Fund” on Schedule A attached hereto (“Schedule A”) (“Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”), registering the classes of the Acquiring Fund listed on Schedule A to be issued pursuant to the Agreement and Plan of Reorganization and Termination (the “Agreement”), entered into by the Trust, on behalf of the Acquiring Fund, and Salient Midstream & MLP Fund, a Delaware statutory trust (“Acquired Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Agreement, in the form to be adopted by the Acquiring Fund and the Acquired Fund, provides for (1) the transfer of the assets of the Acquired Fund to the Acquiring Fund in exchange for the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the issuance and delivery to the Acquired Fund of Class A shares of the Acquiring Fund (“Shares”), (2) the distribution of the Shares pro rata to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, and (3) the termination of the Acquired Fund, all on the terms and conditions set forth in the Agreement

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act and Item 16(11) of Form N-14 under the 1933 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)	the combined proxy statement and prospectus, including the form of Agreement attached as Annex A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Proxy Statement/Prospectus”);

(ii)	the Trust’s Declaration of Trust and By-Laws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Acquiring Fund relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Acquiring Fund are actually serving in such capacity, and that the representations of officers of the Acquiring Fund are correct as to matters of fact. We have not independently verified any of those assumptions.

Salient MF Trust

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Acquiring Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Acquiring Fund; and

2.	When issued and consideration therefor has been paid in accordance with the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the SEC thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ K&L Gates LLP

SCHEDULE A

Acquired Fund	Acquiring Fund (a series of Salient MF Trust)
Salient Midstream & MLP Fund Common Shares	Salient MLP & Energy Infrastructure Fund Class A Shares